Zion Oil & Gas, Inc.

6510 Abrams Rd., Suite 300

Dallas, TX 75231

www.zionoil.com

May 15, 2015

Dear Fellow Shareholder:

We only have a few weeks until our Annual Meeting of Shareholders on June 10, 2015. According to our records, we have not yet received your vote.

As described in the proxy materials previously sent to you, our Board of Directors is asking our shareholders to vote “FOR” a number of especially important proposals, all of which are designed to give Zion Oil & Gas greater flexibility in raising capital and responding to business and economic developments and trends.

Because approval of some of these proposals requires the affirmative vote of at least 50% of the outstanding shares of Zion common stock entitled to vote at the Annual Meeting, your failure to vote will have the same effect as a vote against these proposals. Regardless of how many shares you own, it is important that you submit your proxy as soon as possible.

You are encouraged to vote your shares by telephone or over the internet by following the instructions on the enclosed proxy form.  As an alternative, you can also vote by completing and returning the enclosed proxy form utilizing the enclosed postage-paid envelope.

Zion’s Board of Directors unanimously recommends that you vote “FOR” each of the proposals described in the proxy materials.

Please complete, sign, date and return the enclosed proxy form immediately (or vote by telephone or over the internet). If you have any questions relating to the Annual Meeting or voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors, D.F. King & Co., Inc., by calling toll-free at (888) 628-1041.

We appreciate your support.

Shalom,

/s/ Victor G. Carrillo

President & COO

IF YOU RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE OR VIA THE INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.